Exhibit 99.13

Blue Lion Capital

March 14, 2018

CERTIFIED MAIL RETURN RECEIPT REQUESTED AND OVERNIGHT DELIVERY

Godfrey B. Evans
Corporate Secretary
HomeStreet, Inc.
601 Union St., Suite 2000
Seattle, WA  98101

Re:            Inspection of Records by Shareholder
           Pursuant to Section 23B.16.020 of Washington Business Corporation Act

Ladies and Gentlemen:

Blue Lion Opportunity Master Fund, L.P. hereby certifies to HomeStreet, Inc. (the “Company”) that it owns of record 1,000 shares of the Company’s common stock, no par value (the “Common Stock”).

Pursuant to Section 23B.16.020 of the Washington Business Corporation Act, Blue Lion Opportunity Master Fund, L.P. hereby demands (the “Demand”) an opportunity for itself and its duly authorized agents and attorneys to inspect and copy (under Section 23B.16.030(1) “a shareholder’s agent or attorney has the same inspection and copying rights as the shareholder”) the following records of the Company (the “Demand Materials”):

1.            The record of shareholders, which includes any beneficial owners whose shares are held in a voting trust or by a nominee on the beneficial owners’ behalf, as provided under Section 23B.16.020(2)(c) and Section 23B.16.020(6) (referred to herein as the “Shareholder List”).  The Shareholder List includes any list of non-objecting owners, list of consenting beneficial owners, or any similar list setting forth the names and addresses of, and the number of shares held by, the beneficial owners of the Common Stock that is in, or that comes into, the possession or control of the Company.  See Section 23B.16.020(6).

2.            The Shareholder List as of any record date for the 2018 Annual Meeting of Shareholders of the Company or any postponement, rescheduling, adjournment or continuation thereof, or any other meeting of shareholders held in lieu thereof the (the “Annual Meeting”) (each such date referenced above is hereinafter referred to as a “Record Date”).

3.            All daily transfer sheets showing changes in the lists of the Company’s shareholders referred to in Items 1 and 2 above which are in or come into the possession of the Company.

4.            All information that is in, or that comes into the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained, pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the actual beneficial owners of the Common Stock, including (a) the “Securities Position Listing” and omnibus proxy issued by The Depository Trust Company (“DTC”) for any Record Date for the Annual Meeting; (b) all “Weekly Security Position Listing Daily Closing Balances” reports issued by DTC (and authorization for my duly authorized agents to receive such reports directly); and (c) all lists containing the name, address and number of shares of Common Stock attributable to any participant in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock, dividend reinvestment or other comparable plan of the Company in which the decision whether to vote shares of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the shareholder or his agents may communicate with each such participant.

5.            A “stop transfer” list or “stop lists” relating to any shares of the Common Stock as of the dates of the lists referred to in Item 1 and Item 2 above.

6.            Any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

7.            The information and records specified in Items 2, 4, 5, and 6, above as of any Record Date for shareholder action set by the Company’s Board of Directors, by operation of law or otherwise.

Blue Lion Opportunity Master Fund, L.P. makes this notification and Demand to inspect and copy the Demand Materials in good faith and for the proper purpose of enabling Blue Lion Opportunity Master Fund, L.P. to communicate with the Company’s shareholders with respect to matters relating to their interests as shareholders, including, but not limited to, communication regarding the Annual Meeting and solicitation of shareholders related to the Annual Meeting.  Blue Lion Opportunity Master Fund, L.P. notes that all of its requests are directly connected with its proper purpose to communicate with the Company’s shareholders with respect to matters relating to their interests as shareholders, as described with reasonable particularity above.  It is generally recognized in such context that a shareholder is entitled to the same shareholder lists and data as are available to the Company.

Blue Lion Opportunity Master Fund, L.P. expects the Company to either deliver copies of the Demand Materials to it or its duly authorized agents or attorneys, as provided in Section 23B.16.030(1) and Section 23B.16.030(2), or make the Demand Materials available during the Company’s regular business hours at a reasonable location specified by the Company.

Blue Lion Opportunity Master Fund, L.P. acknowledges that the Company may impose a reasonable charge, covering the costs of labor and material, for copies of any records provided to it, as provided in Section 23B.16.030(3).  Section 23B.16.030(3) provides that the “charge may not exceed the estimated cost of production or reproduction of the records.”  Blue Lion Opportunity Master Fund, L.P., or an affiliate, will bear the reasonable charges permitted by Section 23B.16.030(3).  Please advise counsel to Blue Lion Opportunity Master Fund, L.P., Phillip M. Goldberg of Foley & Lardner LLP, 321 North Clark Street, Chicago, Illinois 60610 (telephone number: 312-832-4549), of the total charges and Blue Lion Opportunity Master Fund, L.P. will ensure payment by overnight delivery.

Please advise Mr. Goldberg as promptly as practicable as to when the Demand Materials will be provided.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that Blue Lion Opportunity Master Fund, L.P. may promptly address any alleged deficiencies.

If you refuse to permit the inspection and copying demanded herein five business days from the date of this Demand, Blue Lion Opportunity Master Fund, L.P. will conclude that this Demand has been refused and will take appropriate steps to secure its rights to inspect and copy the Demand Materials.

Please also be advised that this Demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act.  Blue Lion Opportunity Master Fund, L.P. or its duly authorized agent may make a request pursuant to Rule 14a-7 by separate communication to the Company.

Blue Lion Opportunity Master Fund, L.P. reserves the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the Washington Business Corporation Act, other applicable law, or the Company’s Second Amended and Restated Articles of Incorporation, as amended to date, or Amended and Restated Bylaws, as amended to date.

Very truly yours,

Blue Lion Opportunity Master Fund, L.P

By:        Roaring Blue Lion, LLC
General Partner

By:        /s/ Charles W. Griege, Jr.
Charles W. Griege, Jr.
Managing Member

cc:            Mr. Phillip Goldberg